Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-1 of our audit report dated July 14, 2023, with respect to the consolidated balance sheet of Nordicus Partners Corporation and Subsidiary as of March 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

November 27, 2023